Exhibit 99.1

News Release

Sunoco, Inc.

1735 Market Street, Ste LL

Philadelphia, Pa. 19103-7583

For further information contact: Thomas Golembeski (media) 215-977-6298 Bill Diebold (investors) 215-977-6764	For release: 7/7/09 @ 3:30 p.m.

No. 19-09

SUNOCO APPOINTS BRIAN P. MACDONALD

SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

PHILADELPHIA, July 7, 2009 — Sunoco, Inc. (NYSE: SUN) announced today that Brian P. MacDonald will join the company as Senior Vice President and Chief Financial Officer effective August 10, 2009.

Terence P. Delaney, who has been serving as Interim CFO since December 1, 2008, has elected to pursue other opportunities. Mr. Delaney will continue to serve as Interim CFO through the filing of the second quarter 2009 Form 10-Q, after which he will serve in a transitional role through the end of August.

Mr. MacDonald, 44, joins Sunoco most recently from Dell, Inc., where he was CFO for the company’s commercial business unit overseeing all aspects of financial management. Before becoming the commercial business unit’s CFO in 2008, he served as corporate Vice President and Treasurer, and led Dell’s mergers and acquisitions organization and global treasury group with operations in the United States, Ireland and Singapore. In addition, he was Chairman of Dell Financial Services, a joint venture with more than 1,000 employees that originated more than $6 billion in loans each year.

Prior to joining Dell, Mr. MacDonald worked at General Motors Corporation and held a variety of positions in financial management, including deputy CFO for Isuzu Motors Limited, a $12 billion Japanese public company that was 49 percent owned by General Motors at the time. From 1998 to 2000, he served as Treasurer of GM Canada, a $28 billion operating subsidiary.

Mr. MacDonald earned a Bachelor of Science from Mount Allison University and received a Masters in Business Administration from McGill University.

“Brian has the qualifications, record of performance, and strategic perspective to contribute to Sunoco’s success from the start. We are very pleased that he will be joining the company,” said Lynn Elsenhans, Sunoco’s Chairman and Chief Executive Officer.

Exhibit 99.1

Commenting on his new position, Mr. MacDonald said: “I am eager to join the leadership team of such a respected company. Sunoco is known for its long history, iconic brand and dedicated employees.”

Sunoco, Inc., headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 825,000 barrels per day of refining capacity, approximately 4,700 retail sites selling gasoline and convenience items, approximately 6,000 miles of crude oil and refined product owned and operated pipelines and 43 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Sunoco is a significant manufacturer of petrochemicals with an annual production capacity of approximately five billion pounds, largely chemical intermediates used to make fibers, plastics, film and resins. Utilizing a unique, patented technology, Sunoco’s cokemaking facilities in the United States have the capacity to manufacture approximately 3.0 million tons annually of high-quality metallurgical-grade coke for use in the steel industry. Sunoco also is the operator of, and has an equity interest in, a 1.7 million tons-per-year cokemaking facility in Vitória, Brazil.

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